Exhibit 99.1

OREGON STEEL MILLS, INC
Portland, Oregon

For Immediate Release	July 27, 2006

Contact:	Ray Adams
Chief Financial Officer
(503) 240-5223

OREGON STEEL REPORTS RESULTS FOR THE
SECOND QUARTER OF 2006

Second Quarter 2006 Highlights:

•	Sales were $349.6 million, the second highest in the Company’s history on 393,200 tons of shipments

•	Operating income per ton and operating margin were $179 per ton and 20.2 percent, respectively

•	Operating income and pretax income were the highest in the Company’s history at $70.6 million and $65.1 million, respectively

•	Earnings before interest, taxes, depreciation and amortization was $82.7 million compared to $64.4 million in the second quarter of 2005

•	Net income was $43.9 million ($1.22 per diluted share), an increase of 54.6 percent

•	The Company redeemed all of its outstanding 10% First Mortgage Notes as of July 15, 2006

Portland, Oregon, July 27, 2006/Business Wire/--Oregon Steel Mills, Inc. (NYSE: OS) today reported record quarterly operating income and pretax income of $70.6 million and $65.1 million, respectively.  The Company also reported second quarter net income of $43.9 million ($1.22 per diluted share on 36 million shares) an increase of 54.6 percent over second quarter of 2005 net income of $28.4 million ($.80 per diluted share on 35.8 million shares).

The Company’s operating income in the second quarter of 2006 was negatively impacted by a $3.6 million charge ($.07 per diluted share) related to the cancellation and buyout costs of a contract to supply oxygen to the now closed melt shop at the Company’s Portland, Oregon mill. Annual costs associated with this take or pay contract, which extended into the year 2011, were approximately $1.8 million per year. Also during the second quarter of 2006, the effective income tax rate of the Company was approximately 32 percent compared to an effective income tax rate of approximately 39 percent in the second quarter of 2005.

Sales for the second quarter of 2006 increased 4.4 percent to $349.6 million compared with $335 million in the second quarter 2005.  Average sales price per ton in the second quarter of 2006 was $889 compared to $882 in the second quarter of 2005. Total shipments for the second quarter of 2006 were 393,200 tons compared to 2005 second quarter shipments of 379,600 tons.  The increase in shipments was primarily due to increased shipments of plate and coil, structural tubing, rail and seamless pipe products, partially offset by lower shipments of welded pipe and rod and bar products. The Company’s seamless pipe mill, which was idled in November of 2003, was restarted in December of 2005 and shipped 21,200 tons of seamless pipe during the second quarter of 2006. The increase in sales was primarily due to the higher shipments noted above, the addition of seamless pipe (currently the Company’s highest averaged selling priced product) and higher average selling prices for ERW pipe, rail and rod and bar products, partially offset by lower average selling prices for plate products.

Operating income for the second quarter of 2006 was $70.6 million, an average of $179 per ton, both of which are quarterly records for the Company. This compares to operating income for the second quarter of 2005 of $54 million, an average of $142 per ton.  Operating margin as a percentage of sales increased from 16.1 percent to 20.2 percent as the Company realized margin expansion in almost all of its product lines. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 2006 was $82.7 million, also a quarterly record.  This compares to EBITDA for the second quarter of 2005 of $64.4 million.  A reconciliation of EBITDA is provided in the last table of this press release.  Increased operating income, operating margin and EBITDA during the second quarter of 2006 compared to the second quarter of 2005 reflects the shipments and higher average selling prices, as discussed above, and lower steel slab costs at the Company’s Oregon Steel Division partially offset by higher scrap costs at the Company’s Rocky Mountain Steel Mills Division.

The Company had an effective income tax rate of 32 percent in the second quarter of 2006.  This compares to an effective income tax rate in the second quarter of 2005 of approximately 39 percent. The effective income tax rate for the second quarter of 2006 varied from the combined state and federal statutory rate principally because the Company reversed the remaining valuation allowance of $4 million ($.07 per diluted share) established in 2003 due to less uncertainty regarding the realization of deferred tax assets. The 2003 valuation allowance was established due to the uncertainties regarding the realization of certain federal and state net operating loss carry-forwards, state tax credits and alternative minimum tax credits. The Company expects its effective income tax rate for all of 2006 to be approximately 35 percent.

LIQUIDITY

At June 30, 2006, the Company had $277.8 million of cash, cash equivalents and short-term investments.  Total debt outstanding, net of cash, cash equivalents and short-term investments was $36.6 million at June 30, 2006 compared to $216.8 million at June 30, 2005 and $132.1 million at December 31, 2005.  During the second quarter of 2006, the Company incurred capital expenditures of $23.5 million and depreciation and amortization was $10.9 million.  For all of 2006, the Company anticipates that capital expenditures and depreciation and amortization will be approximately $92 million and $46 million, respectively.

2006 OUTLOOK

For 2006, the Company expects to ship approximately 1.74 million tons of products and generate approximately $1.6 billion in sales.  In the Oregon Steel Division the product mix is expected to consist of approximately 520,000 tons of plate and coil, 320,000 tons of welded pipe and 80,000 tons of structural tubing.  The RMSM Division expects to ship approximately 415,000 tons of rail, 325,000 tons of rod and bar products and 80,000 tons of seamless pipe.

Expected third quarter of 2006 shipments, in tons, as compared to previous quarters are as follows:

	Forecast Q3 2006	Actual Q2 2006	Actual Q3 2005

Oregon Steel Division:
Plate and coil	210,000	211,100	152,000
Welded pipe(1)	82,000	31,600	29,500
Structural tubing	23,000	19,500	18,400
Less shipment to affiliates	(71,000)	(78,400)	(31,300)

	244,000	183,800	168,600
RMSM Division:
Rail	108,000	110,600	113,300
Rod and bar	87,000	77,600	99,900
Seamless pipe	21,000	21,200	—

	216,000	209,400	213,200

Total	460,000	393,200	381,800

(1)	Includes large diameter line pipe, ERW line pipe and ERW casing.

As previously reported, on July 17, 2006, the Company completed the redemption of all of its outstanding 10% First Mortgage Notes (“Notes”) due on July 15, 2009, at a price equal to 105% of the principal amount of the Notes being redeemed.  The principal amount of Notes outstanding to third parties as of the date of the redemption was approximately $303 million. In connection with the redemption of the Notes, the Company will record a charge of $21.1 million ($.37 per diluted share) in the third quarter of 2006.  The charge consists of approximately $15.1 million for the Notes call premium and $6 million for deferred financing costs and other costs related to the original issuance of the Notes.

Jim Declusin, the Company’s President and CEO stated, “Oregon Steel is pleased to announce record financial performance during the second quarter. All of our market segments performed well during the second quarter and are forecasted to remain strong through the rest of the year. During the second half of the year, we see our total volume increasing to record levels and our product mix shifting to a greater percentage of higher priced, higher margin energy-related products. At the same time, we have recently implemented price increases on selected non-energy-related products such as plate and rod. As a result of the anticipated volume increase and shift in product mix, we expect the second half of the year will result in records for revenue, shipments and operating income for our Company.”

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected.  Such risks and uncertainties include, but are not limited to, general business and economic conditions; competitive products and pricing, as well as fluctuations in demand; cost and availability of raw materials; potential equipment malfunction; and plant construction and repair delays.  For more detailed information, please review the discussion of risks, which may cause results to differ materially, in the Company’s most recently filed Form 10-K, Form 10-Q and other SEC reports.

These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, after the date they are made.

CONFERENCE CALL WEBCAST

The Company will discuss its second quarter results in a conference call on Friday, July 28, 2006, at 8:00 a.m. PT (11:00 a.m. ET).  Jim Declusin, President and Chief Executive Officer and Ray Adams, Vice President of Finance and Chief Financial Officer will host the call.  The conference call can be accessed in the U.S. and Canada by dialing 877-754-9773.  International callers can access the call by dialing 706-679-0390.  Participants are encouraged to dial in 15 minutes prior to the beginning of the call and request conference ID #2894991.  A replay will be available for 48 hours after the live broadcast and can be accessed by dialing 800-642-1687 or 706-645-9291.

The call will be simultaneously web cast and can be accessed on the Investor Relations page of the Company’s website, www.osm.com.  Listeners should go to the website at least 15 minutes early to register, download, and install any necessary audio software.

Oregon Steel Mills, which is headquartered in Portland, Oregon, is organized into two divisions.  The Oregon Steel Division produces as-rolled and heat-treated steel plate, coil, welded pipe (both large and small diameter line pipe and casing) and structural tubing from plants located in Portland, Oregon and Camrose, Alberta, Canada.  The Rocky Mountain Steel Mills Division, located in Pueblo, Colorado, produces steel rail, rod and bar, and seamless tubular products.

Oregon Steel Mills, Inc. and Subsidiary Companies
Condensed Consolidated Income Statements (1)
(In thousands, except tonnage and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005

Sales	$349,589	$334,959	$704,877	$630,924
Cost of sales	259,587	266,834	535,019	490,263
Selling, general and administrative expenses	19,641	14,330	40,928	32,384
Gain on sales of assets	(205)	(212)	(372)	(299)

Operating income	70,566	54,007	129,302	108,576
Interest expense, net	(6,771)	(8,326)	(13,757)	(16,968)
Other income, net	3,339	1,854	5,063	3,360
Minority interests	(2,078)	(1,176)	(3,075)	(4,252)

Income before income taxes	65,056	46,359	117,533	90,716
Income tax expense	(21,120)	(17,934)	(40,246)	(33,941)

Net income	$43,936	$28,425	$77,287	$56,775

Basic earnings per share	$1.23	$.80	$2.16	$1.60
Diluted earnings per share	$1.22	$.80	$2.15	$1.59
Basic weighted average shares outstanding	35,781	35,439	35,749	35,419
Diluted weighted average shares outstanding	36,031	35,750	35,980	35,762
Operating income per ton	$179.47	$142.27	$163.12	$149.70
Operating margin	20.2%	16.1%	18.3%	17.2%
Depreciation and amortization	$10,888	$9,714	$21,738	$19,445
EBITDA (see attached table)	$82,715	$64,399	$153,028	$127,129
Total tonnage sold:
Oregon Steel Division:
Plate and coil	132,700	112,200	269,200	224,600
Welded pipe	31,600	66,900	93,900	97,200
Structural tubing	19,500	13,700	37,900	28,500

	183,800	192,800	401,000	350,300

Rocky Mountain Steel Mills Division:
Rail	110,600	103,200	203,900	205,000
Rod and bar	77,600	83,600	152,600	170,000
Seamless pipe	21,200	—	35,200	—

	209,400	186,800	391,700	375,000

Total Company	393,200	379,600	792,700	725,300

Sales:
Oregon Steel Division	$191,840	$214,314	$411,211	$386,452
Rocky Mountain Steel Mills Division	157,749	120,645	293,666	244,472

Total Company	$349,589	$334,959	$704,877	$630,924

Operating income:
Oregon Steel Division	$35,491	$32,675	$74,090	$68,830
Rocky Mountain Steel Mills Division	35,075	21,332	55,212	39,746

Total Company	$70,566	$54,007	$129,302	$108,576

Average selling price per ton:
Oregon Steel Division	$1,044	$1,112	$1,025	$1,103
Rocky Mountain Steel Mills Division	$753	$646	$750	$652
Total Company	$889	$882	$889	$870

(1)	Certain reclassifications have been made in prior years’ periods to conform to the current period presentations. Such reclassifications do not affect results of operations as previously reported.

Oregon Steel Mills, Inc. and Subsidiary Companies
Condensed Consolidated Balance Sheets(1)
(In thousands)

	June 30, 2006	December 31, 2005

	(Unaudited)
Current assets:
Cash and cash equivalents	$87,460	$74,965
Short-term investments	190,373	103,300
Trade accounts receivable, net	141,721	138,456
Inventories	307,233	301,546
Deferred taxes and other current assets	31,714	17,753

	758,501	636,020
Property, plant and equipment, net	525,371	499,122
Goodwill	4,458	4,458
Intangibles, net	30,396	30,456
Other assets	1,180	5,824

Total assets	$1,319,906	$1,175,880

Current liabilities	$507,651	$167,634
Long-term debt	6,525	308,337
Deferred taxes	56,109	43,133
Other liabilities	99,997	92,507

	670,282	611,611
Minority interest	14,944	11,869
Stockholders’ equity	634,680	552,400

Total liabilities and stockholders’ equity	$1,319,906	$1,175,880

(1)	Certain reclassifications have been made in prior years’ periods to conform to the current period presentations.

Oregon Steel Mills, Inc. and Subsidiary Companies
Calculation of EBITDA
 (In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005

Net income	$43,936	$28,425	$77,287	$56,775
Income tax expense	21,120	17,934	40,246	33,941

Pre-tax income	65,056	46,359	117,533	90,716
Add back:
Interest expense	8,276	8,744	16,538	17,668
Interest capitalized	(1,505)	(418)	(2,781)	(700)
Depreciation	10,848	9,672	21,659	19,363
Amortization	40	42	79	82

EBITDA	$82,715	$64,399	$153,028	$127,129

EBITDA is a non-generally accepted accounting principles (“GAAP”) measure. The Company believes that EBITDA is useful to investors because it is a basis upon which we assess our financial performance, it provides useful information regarding our ability to service our debt and because it is a commonly used financial analysis tool for measuring and comparing companies in several areas of liquidity, operating performance and leverage.